UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
December 8, 2008
ALPHARMA INC.
(Exact Name of registrant as specified in its charter)

Delaware	1-8593	22-2095212

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
440 Route 22, Bridgewater
New Jersey 08807

(Address of principal executive offices)
(908) 566-3800

(Registrant’s telephone number, including area code)
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
1. On December 8, 2008, the Board of Directors (the “Board”) of Alpharma Inc. (the “Company” or the “Registrant”) and the Compensation Committee of the Board (the “Compensation Committee”) amended the Alpharma Inc. Amended and Restated Executive Change in Control Plan (the “Executive CiC Plan”) to: (a) revise the complaint and cure period for those participants claiming a “Constructive Termination” (as defined in the Executive CiC Plan), and clarify the timing of payments to participants’ beneficiaries, both as necessary or desirable to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and both with effect as of September 1, 2008, and (b) provide that any participant in the Executive CiC Plan, whose employment terminates following the effective time (the “Effective Time”) of the merger contemplated by the Agreement and Plan of Merger entered into as of November 23, 2008 (the “Merger Agreement”) by and among the Company, King Pharmaceuticals, Inc. (“Parent”) and Albert Acquisition Corp, a subsidiary of Parent, and prior to December 31, 2009, shall be entitled to receive a pro-rata bonus payment under Parent’s annual incentive award plan applicable to such participant for the year in which his or her employment is terminated at a level no less favorable than the target base salary multiples in effect for such participant under the Alpharma Inc. Short-Term Incentive Plan (the “STIP”) during calendar year 2008, assuming the achievement of the applicable performance goals at target and the full funding of any bonus pool; provided, however, that no participant shall be entitled to receive any payment under Parent’s annual incentive award plan applicable to such participant that duplicates a payment under the STIP for the same performance period.
2. On December 8, 2008, the Board and the Compensation Committee amended the Alpharma Inc. Severance Plan (the “Severance Plan”) to: (a) clarify the timing of payments to participants’ beneficiaries, as necessary or desirable to comply with Section 409A of the Code, with effect as of January 1, 2008, and (b) provide that any participant in the Severance Plan, whose employment terminates following the Effective Time and prior to December 31, 2009, shall be entitled to receive a pro-rata bonus payment under Parent’s annual incentive award plan applicable to such participant for the year in which his or her employment is terminated at a level no less favorable than the target base salary multiples in effect for such participant under the STIP during calendar year 2008, assuming the achievement of the applicable performance goals at target and the full funding of any bonus pool; provided, however, that no participant shall be entitled to receive any payment under Parent’s annual incentive award plan applicable to such participant that duplicates a payment under the STIP for the same performance period.
3. On December 8, 2008, the Compensation Committee amended the Alpharma Inc. Supplemental Savings Plan (the “SSP”) to clarify the timing of the payment of participants’ education deferral accounts, as necessary or desirable to comply with Section 409A of the Code. Such amendment is effective as of January 1, 2008.
4. On December 8, 2008, the Compensation Committee amended the Alpharma Inc. 2005 Supplemental Savings Plan (the “2005 SSP”) to clarify the timing of payments to participants’ beneficiaries and to treat certain installment payments as a single payment, as necessary or desirable to comply with Section 409A of the Code. Such amendment is effective as of January 1, 2008.

5. On December 8, 2008, the Board amended the Alpharma Inc. Employee Stock Purchase Plan (the “ESPP”) as required by the Merger Agreement to provide that: (a) no participants in the ESPP may increase their payroll deductions under the ESPP from those in effect on the date of the Merger Agreement; (b) no new “Plan Quarter” (as defined in the ESPP) shall commence after the date of the Merger Agreement; and (c) the “Share Allocation Date” (as defined in the ESPP) for the Plan Quarter in which the date of the Merger Agreement occurs shall be the earlier of such date as determined pursuant to Section 14 of the ESPP or the day immediately prior to the day upon which the Effective Time occurs.
The Executive CiC Plan, Severance Plan, SSP, 2005 SSP and ESPP are each generally applicable to the Registrant’s named executive officers and certain other of its officers and key executives, subject to other contractual arrangements that may be in place from time to time. A copy of each of the amendments to the Executive CiC Plan, Severance Plan, SSP, 2005 SSP and ESPP will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2008, and these descriptions are subject in all respects to the actual terms of such amendments.
Item 5.02(e) — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
On December 8, 2008, as permitted in the Merger Agreement, the Board and the Compensation Committee approved the funding of the 2008 STIP “Actual Bonus Pool” (as defined in the STIP) and the payment of “Bonus Awards” (as defined in the STIP), on the earlier to occur of: (a) December 15, 2008, and (b) the “Share Acceptance Date” (as defined in the Merger Agreement), to “Eligible Employees” (as defined in the STIP), as determined by the Compensation Committee assuming a full year of performance.
The STIP is generally applicable to the Registrant’s named executive officers and certain other of its officers and key executives, subject to other contractual arrangements that may be in place from time to time.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHARMA INC. (Registrant)
By:	/s/ Thomas J. Spellman III
Thomas J. Spellman III
Executive Vice President, General Counsel and Corporate Secretary

Date: December 12, 2008